SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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EnPro Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com
EnPro Industries Corrects
Number of Shares Outstanding at March 1, 2006
CHARLOTTE, NC, April 7, 2006 — EnPro Industries (NYSE: NPO) today reported that the number of shares outstanding on March 1, 2006 was incorrectly stated in its proxy statement dated March 22, 2006 and on the cover page of the company’s Form 10-K for the year ended December 31, 2005. The proxy statement and Form 10-K were recently distributed in connection with EnPro’s annual meeting of shareholders scheduled for April 28, 2006.
The correct number of shares outstanding as of March 1, 2006 is 21,046,049, of which 20,810,882 are entitled to vote at the annual meeting. The error resulted in an overstatement of the number of outstanding shares by approximately 3.2%. EnPro was alerted to the error yesterday by its transfer agent, who advised that the mistake was generated by a computer error.
The correction of the number of shares outstanding at March 1, 2006 has no effect on the number of shares outstanding as reported in the financial statements included in the company’s Form 10-K or per share amounts reported by the company for the quarter and year ended December 31, 2005.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.